Exhibit 23.1


         Consent of Independent Registered Public Accounting Firm

Southern National Bancorp of Virginia, Inc.
Charlottesville, Virginia

     We hereby consent to the incorporation by reference of our report dated February 16, 2006, relating to the consolidated financial statements of Southern National Bancorp of Virginia, Inc. as of December 31, 2005, and for the period from inception (April 14, 2005) through December 31, 2005, which is contained in the Company's Amendment No. 3 to the Registration Statement on Form S-1 (SEC File No. 333-136285).

     We also consent to the reference to us under the caption "Experts" in
Item 5 of this Registration Statement on Form S-8.

/s/ BDO Seidman, LLP

Richmond, Virginia
November 13, 2006